Exhibit 99.1

Forum Energy Technologies Provides Preliminary Third Quarter 2024 Selected Financial Results

HOUSTON, TEXAS, October 14, 2024 - Forum Energy Technologies, Inc. (NYSE: FET) (the “Company” or “FET”) today announced the following preliminary selected Third Quarter 2024 financial results, compared to the Second Quarter 2024.
• Revenue of approximately $208 million, compared to $205 million
• Bookings of approximately $205 million, compared to $180 million
•Adjusted EBITDA of approximately $26 million, compared to $26 million
• Free Cash Flow (before acquisitions) of approximately $24 million, compared to $21 million
These preliminary Third Quarter 2024 revenue and Adjusted EBITDA results are within our previously announced guidance ranges. Provided below is a table reconciling GAAP to non-GAAP Second Quarter 2024 financial information.
FET (Forum Energy Technologies) is a global manufacturing company, serving the oil, natural gas, industrial and renewable energy industries. With headquarters located in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of its customers' operations. For more information, please visit www.f-e-t.com.
Non-GAAP Financial Measures and Other Legal Disclosures
The Company presents its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that non-GAAP measures are useful tools for evaluating the Company’s overall financial performance. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for those prepared in accordance with GAAP and should, therefore, be considered only as a supplement.

The unaudited financial information presented above for the Third Quarter 2024 reflects estimates based upon preliminary information available to the Company as of the date hereof, is not a comprehensive statement of the Company’s financial results or position as of or for the quarter ended September 30, 2024, and has not been audited or reviewed by the Company’s independent registered public accounting firm. The Company’s consolidated financial statements and operating data as of and for the quarter ended September 30, 2024 may vary materially from the preliminary financial information provided herein due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the Third Quarter 2024 are finalized. Accordingly, investors should not place undue reliance on these preliminary estimates. The Company is not able to provide reconciliations of Adjusted EBITDA and Free Cash Flow (before acquisitions) to the most directly comparable measure in accordance with GAAP without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such reconciliations, including net income (loss), net cash provided by operating activities and the components of such GAAP measures.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of anticipated financial and operating results of the Company for the Third Quarter 2024, including any statement about the Company’s financial position, liquidity and capital resources, operations, performance, returns and other estimated financial results included in this press release.
These statements are based on certain assumptions and estimates made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the risks described above and the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company’s ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the Company’s ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business, and other important factors that could cause actual results to differ materially from those projected or estimated as described in the Company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information

(in millions)	Three months ended June 30, 2024

Net loss	$ (6.7)
Interest expense	8.7
Depreciation and amortization	14.0
Income tax expense	2.5
EBITDA	18.5
Restructuring and other costs	1.0
Transaction expenses	1.2
Inventory and other working capital adjustments	—
Stock-based compensation expense	1.5
Loss on extinguishment of debt	0.5
Loss on foreign exchange, net (1)	3.1
Adjusted EBITDA (2)	$ 25.8

Net cash provided by operating activities	$ 23.1
Capital expenditures for property and equipment	(1.5)
Payments related to sale of property and equipment	(0.2)
Free Cash Flow (before acquisitions) (3)	$ 21.4

(1)Foreign exchange, net primarily relates to cash and receivables denominated in U.S. dollars by some of the Company’s non-U.S. subsidiaries that report in a local currency, and therefore the loss (gain) has no economic impact in dollar terms.

(2)The Company believes that the presentation of EBITDA and Adjusted EBITDA are useful to the Company’s investors because (i) each of these financial metrics are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results and (ii) EBITDA is an appropriate measure of evaluating the company’s operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company’s securities and making strategic acquisitions. In addition, these benchmarks are widely used in the investment community.

(3)The Company believes Free Cash Flow (before acquisitions) is an important measure because it encompasses both profitability and capital management in evaluating results.

Company Contact
Rob Kukla
Director of Investor Relations
281.994.3763
rob.kukla@f-e-t.com

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